Exhibit 99

Technitrol Posts Strong Q204 Results, Updates FY04 Sales, Earnings
Guidance

    PHILADELPHIA--(BUSINESS WIRE)--July 19, 2004--Technitrol, Inc. (NYSE:TNL) reported net earnings for its second fiscal quarter ended June 25, 2004, according to U.S. Generally Accepted Accounting Principles (GAAP), of $9.3 million, or $0.23 per diluted share, including after-tax severance and asset-impairment expenses totaling $1.1 million, or $0.03 per share, and a one-time gain of $1.1 million, or $0.03 per share, related to the sale of equity rights arising from the 2001 acquisition of the Engelhard-CLAL electrical contacts business. (Note: Analysts' earnings per share estimates published on First Call exclude these expenses and the gain. See the attached table, "Non-GAAP Measures" reconciling "adjusted net earnings per diluted share" to GAAP net earnings per diluted share.)
    By comparison, GAAP net earnings were $5.8 million, or $0.14 per diluted share, in the previous quarter and $6.0 million, or $0.15 per share, in the second quarter of 2003, including after-tax severance and asset-impairment expenses of $1.9 million, or $0.05 per share and $0.4 million, or $0.01 per share, in each period, respectively.
    Technitrol's consolidated second-quarter 2004 revenues were $147.0 million, compared with $139.6 million in the previous quarter and $125.7 million in the second quarter of 2003. Both Pulse and AMI Doduco contributed to the sequential-quarter revenue increase.
    Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit plus depreciation and amortization, a non-GAAP measure reconciled with GAAP operating profit in the attached "Non-GAAP Measures" table) were $17.0 million in the second quarter of 2004, compared with $16.5 million in the previous quarter and $14.4 million in the second quarter of 2003. These numbers exclude severance and asset-impairment expenses.
    Net cash at June 25, 2004 was $147.5 million (cash and equivalents of $154.1 million less debt of $6.6 million), a decrease of approximately $1.9 million from March 26, 2004 due to positive operating cash flow offset by Pulse's purchase of a plastics fabrication operation in the People's Republic of China in June of 2004. This purchase is consistent with Pulse's plan to internalize production of certain key raw materials. Technitrol's capital spending in the second quarter of 2004 was approximately $1.7 million.
    Pre-tax severance and asset-impairment expenses of approximately $1.5 million included in second-quarter results relate mainly to severance expense and overhead reduction efforts at AMI Doduco, which are a continuation of a program initiated in the prior quarter. The previously indicated $0.3 million in facility exit costs that Pulse originally expected in the second quarter related to a facility in China that has continued to operate as a result of higher-than-expected unit demand thus far in 2004. Accordingly, this action has been deferred.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Revenues for the second quarter were $81.5 million, 5.1% above $77.5 million in the previous quarter and 13.5% above the second quarter of 2003.
    Pulse's networking, telecommunications, power conversion and military/aerospace markets all displayed strength during the quarter. Growth in end-user demand for faster networks and voice-over-Internet capabilities drove shipments of networking components. End products, moreover, are increasingly requiring modules that integrate noise-filtering magnetics with connectors in single or multi-port configurations. Pulse remains at the forefront of this technology movement in close collaboration with Taiwan-based connector maker Full Rise Electronics Ltd. (FRE), in which Technitrol increased its ownership interest in July of 2004 from 28% to approximately 48%. Under its existing agreement with FRE, the company maintains its option to increase its interest to 51%. In the telecommunications market, Pulse has benefited from long-deferred wireline and wireless carrier spending on infrastructure, along with aggressive high-speed Internet service deployment and strong subscriber growth worldwide. Sales of power conversion components continued to beat expectations, reflecting strong communications infrastructure markets and the continued success of Pulse's efforts to design for a variety of consumer electronics applications.
    As in the first quarter, sales of television transformers defied normal seasonal slowness due to the timing of widely viewed sporting events in the spring and summer of 2004. However, shipments of television components were slightly lower than in the first quarter due to softening demand and order push-outs. Second-quarter sales in Pulse's consumer division were approximately 30% stronger than in 2003, due not only to lack of normal seasonal slowness, but also more positive consumer sentiment compared with a year ago and, to a lesser extent, the positive translation effect in the 2004 period of a stronger euro, on average, relative to the dollar.
    Pulse's GAAP operating profit was $9.8 million, compared with $8.7 million in the previous quarter (which included pre-tax severance and asset impairment expense of $0.7 million related to Pulse's San Diego headquarters consolidation). Year-over-year, second-quarter operating profit grew 39.7% from $7.0 million in the second quarter of 2003 (which included pre-tax severance and asset-impairment expenses of $0.3 million), on 13.5% revenue growth, illustrating the significant operating leverage that has resulted from Pulse's previous consolidation and productivity improvement actions.

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Second-quarter revenues reflected economic improvements across all end-markets, especially in North America, led by continued strength in residential construction. Also evident were the favorable effects of AMI Doduco's efforts to improve revenue streams and increase market share. Shipments were $65.5 million for the quarter, up 5.6% (8.2% on a constant-euro basis) from $62.1 million in the previous quarter. Year over year, revenues grew 21.5% (16.8% on a constant-euro basis). In the second quarter of 2004, the euro, the functional currency in AMI Doduco's largest geographic market, was 3.6% weaker and 6.0% stronger, on average, versus the dollar than in the previous and year-ago quarters, respectively. Both favorable revenue comparisons were affected also by higher prices for precious metals and other raw materials, whose costs are generally passed on to customers.
    AMI Doduco's second-quarter GAAP operating loss, including the $1.5 million pre-tax severance expenses mentioned above, was $0.1 million, compared with $1.1 million in the previous quarter and a profit of $0.8 million in the second quarter of 2003. Excluding severance and asset-impairment expense in all periods, second-quarter 2004 operating profit was $1.4 million, up 28.6% from $1.1 million in the first quarter of 2004 and 48.3% from $0.9 million in the second quarter of 2003. (See "Non-GAAP Measures" table reconciling "Segment operating profit (loss), excluding severance and asset-impairment expense" with GAAP operating profit.). On a constant-euro basis, operating profit, excluding severance and asset-impairment expenses, grew 37.3% from the first quarter of 2004 and 35.0% from the second quarter of 2003. AMI Doduco's second-quarter profitability, though negatively impacted by throughput issues in North America resulting from integration of factory consolidation in North America, reflects significant progress made in improving plant utilization, reducing manufacturing costs and implementing lean processes.
    AMI Doduco's business continues to grow month by month in the People's Republic of China. Quoting and product design activities have been accelerating as the 2004 expansion of the Tianjin facility's capacity and capabilities progresses. This expansion will continue for the next several quarters in accordance with AMI Doduco's China growth plan. The rapidly expanding East Asian market for Western-engineered electrical contact alloys, rivets, stampings and subassemblies is expected to remain a principal engine of growth at AMI Doduco for the foreseeable future.

    2004 Outlook

    Because market conditions in the second quarter of 2004 were much stronger than anticipated, and consistent with published reports from customers, competitors and peers, Technitrol expects some weakening for the remainder of the year. Thus, despite the very strong second-quarter results, only modest revisions to the company's earlier revenue and earnings range forecasts for fiscal 2004 are appropriate at this time.
    Revenues for the year are currently expected to be in the range of $563 million to $570 million, comprising $318 million to $320 million at Pulse and, based on a dollar-to-euro exchange rate of $1.15 used in the company's previous outlook, $245 million to $250 million at AMI Doduco.
    These estimates assume third-quarter revenues at Pulse to be flat with or slightly below second-quarter levels, based on expected slowness in the consumer division after the early 2004 demand surge in the European television market and, as has been publicly reported by key customers and peer companies, some inventory swelling in the overall electronics supply chain. The forecast also assumes revenues at AMI Doduco will remain at or close to the second-quarter run rate for the remainder of the year, reflecting normal seasonal slowness during summer and toward year end, offset by expected success in the continuing drive to grow revenues and market share.
    Before severance and asset-impairment expenses, Technitrol expects diluted earnings per share for fiscal 2004 to be between $0.89 and $0.91, up 27%-30% year-over-year on revenue growth of 10%-12%. These estimates reflect progressively increasing returns from AMI Doduco's revenue and margin enhancement actions, the continued effects of stronger revenues and increased operating leverage at Pulse, and continued recovery in AMI Doduco's markets.
    Severance and asset-impairment expenses will be incurred over the remainder of 2004 as Technitrol, Pulse and AMI Doduco continue strengthening their competitive positions by eliminating costs and streamlining worldwide operations. Pulse is expected to incur $0.6 million in production relocation expense in the fourth quarter. AMI Doduco anticipates $1.2 million in third-quarter severance and asset impairment expense related to the closure of its France facility and relocation of its production to Germany. These pre-tax estimates are approximate, and their timing, magnitude and impact on future costs and expenses are subject to revision.
    The company estimates that these second-half actions, along with the second-quarter severance expense in France, will result in annual pre-tax savings of $2.5 million in cost of goods sold and $0.5 million in SG&A expense. The savings will be fully reflected in 2005 operating results, and their progressive impact on 2004 results is included in the above earning-per-share outlook.
    This outlook will be updated as the results of future quarters and other events material to full-year revenues and earnings unfold. Prior to public announcement of such updates by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended March 26, 2004 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."
    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

    -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

    -- Environmental liability and compliance obligations may affect our operations and results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.
    Investors: Technitrol's quarterly conference call will take place Monday, July 19, 2004 at 5:00 p.m. Eastern Time. The dial-in number is
(412) 317-0088. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on July 19 and concluding at midnight, July 26, 2004. For telephone replay, dial
(412) 858-1440 and enter access code 26123#.




CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

                               Quarter Ended       Six Months Ended
                           6/25/2004  6/27/2003  6/25/2004  6/27/2003
                           ---------- ---------- ---------- ----------

Net sales                   $146,970   $125,706   $286,577   $248,250
Cost of goods sold           107,378     92,888    208,886    185,011
                           ---------- ---------- ---------- ----------
  Gross profit                39,592     32,818     77,691     63,239
Selling, general and
 administrative expenses      28,436     24,558     56,089     48,292
Severance and asset-
 impairment expenses           1,484        505      4,341      4,398
                           ---------- ---------- ---------- ----------
  Operating profit             9,672      7,755     17,261     10,549

Interest expense, net           (153)      (257)      (305)      (544)
Other income (expense), net    1,290       (445)       576       (485)
Equity earnings in
 minority-owned investments      257        233        392        505
                           ---------- ---------- ---------- ----------
  Net earnings before taxes   11,066      7,286     17,924     10,025
Income taxes                   1,792      1,266      2,885      1,371
                           ---------- ---------- ---------- ----------
  Net earnings                 9,274      6,020     15,039      8,654

Basic earnings per share        0.23       0.15       0.37       0.22

Diluted earnings per share      0.23       0.15       0.37       0.22

Weighted average common and
 equivalent shares
 outstanding                  40,408     40,160     40,364     40,147


BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

                               Quarter Ended       Six Months Ended
                           6/25/2004  6/27/2003  6/25/2004  6/27/2003
                           ---------- ---------- ---------- ----------
Net sales
     Pulse                   $81,455    $71,766   $158,993   $139,646
     AMI Doduco               65,515     53,940    127,584    108,604
                           ---------- ---------- ---------- ----------
       Total net sales       146,970    125,706    286,577    248,250
Operating profit (loss)
     Pulse                     9,772      6,997     18,442     12,553
     AMI Doduco                  (99)       758     (1,180)    (2,004)
                           ---------- ---------- ---------- ----------
       Total operating
        profit                 9,673      7,755     17,262     10,549


FINANCIAL POSITION
(in thousands, except per- share amounts)

                            6/25/2004  12/26/2003
                           ----------- -----------
                           (unaudited)

Cash and equivalents         $154,053    $143,448
Trade receivables, net        103,929      96,353
Inventories                    70,623      63,086
Other current assets           17,460      17,435
Fixed assets                   83,033      88,049
Other assets                  182,316     180,523
                           ----------- -----------
     Total assets             611,414     588,894
Current portion of long-
 term debt                        143         127
Accounts payable               46,958      46,677
Accrued expenses               80,600      73,748
Long-term debt                  6,445       6,710
Other long-term liabilities    13,411      12,882
                           ----------- -----------
     Total liabilities        147,557     140,144
Shareholders' equity          463,857     448,750
Net worth per share             11.48       11.14
Shares outstanding             40,423      40,279


NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1.  EBITDA
                                                  Quarter Ended
                                            --------------------------
                                            6/25/04  3/25/04  6/27/03
                                            -------- -------- --------

Net earnings                                 $9,274   $5,765   $6,020
Income taxes                                  1,792    1,093    1,266
Interest expense, net                           153      152      257
Other expense (income)                       (1,290)     714      445
Depreciation and amortization                 5,829    6,096    6,165
Equity method investment earnings              (257)    (135)    (233)
                                            -------- -------- --------
EBITDA                                       15,501   13,685   13,920
Severance and asset-impairment expenses       1,484    2,857      505
                                            -------- -------- --------
EBITDA excluding severance and asset-
 impairment expenses                         16,985   16,542   14,425


2. Net earnings per diluted share excluding severance and
asset-impairment expense and non-operating gains
                                                  Quarter Ended
                                            --------------------------
                                            6/25/04  3/25/04  6/27/03
                                            -------- -------- --------

Net earnings per diluted share, GAAP          $0.23    $0.14    $0.15
After-tax severance and asset-impairment
 expense, per share                            0.03     0.05     0.01
Gain on sale of equity rights                 (0.03)      --       --
                                            -------- -------- --------
Adjusted net earnings per diluted share        0.23     0.19     0.16


3. Segment operating profit (loss) excluding severance and
asset-impairment expense
                                                  Quarter Ended
                                            --------------------------
                                            6/25/04  3/25/04  6/27/03
                                            -------- -------- --------

Pulse operating profit, GAAP                 $9,772   $8,670   $6,997
Pre-tax severance and asset-impairment
 expense                                         21      715      343
                                            -------- -------- --------
Pulse operating profit, excluding severance
 and asset-impairment expense                 9,793    9,385    7,340

AMI Doduco operating profit (loss), GAAP        (99)  (1,081)     758
Pre-tax severance and asset-impairment
 expense                                      1,463    2,142      162
                                            -------- -------- --------
AMI Doduco operating profit, excluding
 severance and asset-impairment expense       1,364    1,061      920



    1. EBITDA (net income plus income taxes, excluding interest and other expense or income, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

    2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

    Copyright (C) 2004 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

    CONTACT: Technitrol, Inc.
             David Stakun, (215) 355-2900